EXHIBIT 21

Subsidiaries

Name	State or Country of Organization

Mylan Pharmaceuticals Inc.	West Virginia
Mylan Technologies Inc.	West Virginia
Mylan Bertek Pharmaceuticals Inc.	Texas
UDL Laboratories, Inc.	Illinois
Mylan Inc.	Delaware
Mylan Caribe, Inc.	Vermont
Mylan International Holdings, Inc.	Vermont
MLRE LLC MP Air Inc.	Pennsylvania West Virginia
Bertek International, Inc.	Vermont
American Triumvirate Insurance Company	Vermont
Bertek Pharmaceuticals International Limited	United Kingdom
Euro Mylan B.V.	Netherlands
MP Laboratories (Mauritius) Ltd	Mauritius
Mylan Singapore Pte. Ltd	Singapore
Mylan India Private Limited	India
Mylan Europe BVBA	Belgium
Matrix Laboratories Limited	India
Matrix Laboratories BV	Netherlands
Matrix Laboratories N.V.	Belgium
Matrix Laboratories (Singapore) Pte Limited	Singapore
Matrix Laboratories Inc.	Delaware
Docpharma N.V.	Belgium
Concord Biotech Limited	India
Xiamen Mchem Pharma Group Limited	People’s Republic of China
Shanghai Fine Source Co. Ltd.	People’s Republic of China
Mchem Research & Development Co., Ltd.	People’s Republic of China
Dafeng Mchem Pharmaceutical Chemical Co. Ltd.	People’s Republic of China
Xiamen Mchem Laboratories Limited	People’s Republic of China
Fuzhou Airuike (R&D Co.)	People’s Republic of China
AB Medical PRS B.V. Aktuapharma N.V.	Netherlands Belgium
Apothecon B.V.	Netherlands
Aprime N.V.	Belgium
DAA Pharma N.V.	Switzerland
DCI Pharma S.A. Docpharma Luxembourg Saarl	France Luxembourg
Farma 1 S.r.l	Italy
Hospithera N.V.	Belgium
Nutripharm S.A.	Belgium
Servipharma S.A.	Luxembourg
Vascucare N.V.	Belgium
Vascumed N.V.	Belgium
Value Pharma International	Belgium